Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric 610-727-7118 mkilpatric@amerisourcebergen.com
AMERISOURCEBERGEN INCREASES DIVIDEND 33 PERCENT
AND AUTHORIZES A NEW $500 MILLION SHARE REPURCHASE PROGRAM
VALLEY FORGE, PA, November 12, 2009 — The Board of Directors of AmerisourceBergen Corporation (NYSE: ABC) today increased the Company’s quarterly dividend rate 33 percent to $0.08 per common share from $0.06 per common share. The Board of Directors also authorized a new $500 million share repurchase program, effective immediately. The Company will use the new program to repurchase its outstanding shares of common stock, subject to market conditions.
R. David Yost, AmerisourceBergen President & Chief Executive Officer, said, “We have again increased our dividend and authorized a new share repurchase program, illustrating our continued confidence in delivering long-term shareholder value.”
The new repurchase program, combined with $68.1 million remaining on the November 13, 2008 repurchase program, provides AmerisourceBergen with $568.1 million currently authorized for the repurchase of common shares. AmerisourceBergen expects to spend approximately $350 million to repurchase its common shares in fiscal year 2010. The Company currently has approximately 288 million common shares outstanding.
AmerisourceBergen may repurchase its shares from time to time for cash in open market transactions or by other means in accordance with applicable federal securities laws, and will hold any repurchased shares as treasury shares, which will be available for general corporate purposes.
The quarterly dividend of $0.08 per common share will be payable December 7, 2009, to stockholders of record at the close of business on November 23, 2009.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies, with operations primarily in the United States and Canada. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With more than $71 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #26 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

Forward-Looking Statements
This news release contains forward-looking statements about AmerisourceBergen’s future business and financial performance, estimates and prospects. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violation of laws and regulations governing the marketing, sale and purchase of pharmaceutical products; changes in U.S. legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceuticals we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; significant breakdown or interruption of our information technology systems; our inability to implement an enterprise resource planning (ERP) system to handle business and financial processes within AmerisourceBergen Drug Corporation’s operations and our corporate functions without operating problems and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing or service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax legislation or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; continued volatility, and further deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Our most recent annual report on Form 10-K, quarterly reports on Forms 10-Q and current reports 8-K (which we may revise or supplement in future reports filed to the SEC) provide additional information about these risks, uncertainties and other matters. We do not undertake to update our forward-looking statements.
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